Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration Statement No. 333- 222429
October 1, 2018

Issuer:	Wisconsin Electric Power Company
Security:	4.30% Debentures due October 15, 2048
Principal Amount:	$300,000,000
Maturity:	October 15, 2048
Coupon:	4.30%
Initial Price to Public:	99.464% per Debenture
Yield to Maturity:	4.332%
Spread to Benchmark Treasury:	+110 basis points
Benchmark Treasury:	UST 3.125% due May 15, 2048
Benchmark Treasury Yield:	3.232%
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2019
Redemption Provisions:	At any time prior to April 15, 2048 (the date that is six months prior to the maturity date, which is referred to herein as the “Early Call Date”), the debentures will be redeemable in whole or in part from time to time, at the option of the Issuer, at a
“make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the debentures being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the debentures being redeemed that would be due if such debentures matured on the Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption)
discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 20 basis points, plus in each case accrued and unpaid interest to, but not including, the redemption date. At any time on or after the Early Call Date, the Issuer may redeem the debentures, in whole or in part from time to time, at 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to, but not including, the date of redemption.
Trade Date:	October 1, 2018
Expected Settlement Date:	October 4, 2018 (T+3)
Expected Ratings*
(Moody’s/S&P/Fitch):	A2 (Stable) /A- (Stable) /A+ (Stable)

CUSIP/ISIN:	976656 CK2 / US976656CK28
Joint Book-Running Managers:	BNP Paribas Securities Corp.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Co-Managers:	Penserra Securities LLC
The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, PNC Capital Markets LLC toll-free at 1-855-881-0697, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or TD Securities (USA) LLC toll-free at 1-855-495-9846.